Exhibit 5.1

                                                     December 22, 2016

BioAmber Inc.

1250 Rene Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (the “462(b) Registration Statement”) on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $2,652,000 of any combination of (i) common stock, par value $0.01 per share (the “Common Stock”), of BioAmber Inc., a Delaware corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) one or more series of debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”), and (v) units comprised of Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units”). The Common Stock, Preferred Stock, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The 462(b) Registration Statement is filed in connection with, and incorporates by reference the information contained in, the Shelf Registration Statement on Form S-3 (Registration No. 333-196470), filed with the Securities and Exchange Commission on June 2, 2014 and declared effective on July 9, 2014 (the “Shelf Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statements”), including the prospectus which forms a part of the Shelf Registration Statement, as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statements provide that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, and on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the 462(b) Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, under the Company’s amended and restated certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•	with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•	with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4. Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5. Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP